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Exhibit 99.2

Key Energy Services, Inc. News Release
For Immediate Release: Monday, December 20, 2004	Contact: John Daniel (432) 620-0300

KEY ENERGY RECEIVES EXTENSION FROM BANK LENDERS
AND BEGINS DISCUSSIONS WITH THE NEW YORK STOCK EXCHANGE

MIDLAND, TX, December 20, 2004—Key Energy Services, Inc. (NYSE: KEG) announced today that the lenders under its $175 million revolving credit facility have amended the terms of the facility to extend their waiver of non-compliance with covenants requiring delivery of audited financial statements. The revolving credit facility lenders have agreed to extend to March 31, 2005, the date by which the Company must deliver audited financial statements for 2003 and quarterly unaudited financial statements for the first three quarters of 2004. Accordingly, the Company continues to be able to borrow under the revolving credit facility and obtain letters of credit.

Under the terms of the latest amendment, until the Company receives the consent of the bondholders to extend the date by which it must deliver its financial statements, the outstanding borrowings under its revolving credit facility cannot exceed $150 million. The Company currently has outstanding borrowings of $48 million and outstanding letters of credit of $75.7 million. The Company believes that it has adequate cash flow and liquidity to fund its current activities. The terms of the amendment are otherwise similar to those set forth in the prior amendments announced on April 7, 2004 and on September 2, 2004. The Company will pay waiver fees of approximately $437,500 to the lenders and an administrative fee to the administrative agent in consideration of the amendment.

The Company has received waivers from two of its three primary equipment lessors and anticipates receiving a response to its request from the third lessor shortly. There can be no assurances that the Company will receive the waivers from the third primary equipment lessor or the other equipment lessors.

The Company also announced that its management met with the New York Stock Exchange (the "NYSE") on Friday, December 17, 2004 to discuss its continued listing status. The Company requested that the NYSE provide an extension to file its Form 10-K for the year ended December 31, 2003 so that it can continue its listing status. The Company is seeking an extension for a period of up to three months and anticipates that the NYSE will make its decision by early January; however, there can be no assurances that an extension will be granted.

Commenting on the waiver, Dick Alario, Chairman and CEO, stated, "Once again, we are very appreciative of the willingness of our senior lenders to work with the Company. It is our objective to complete the restatement process on or before March 31, 2005; however, we are not yet able to predict a specific date for completion. We will soon begin our extension discussions with the holders of our 6 3/8% and 8 3/8% Senior Notes."

Key Energy Services, Inc. is the world's largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the impact of amendments to the revolving credit facility, interest rates and fees, and listing with the NYSE. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management.

Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward- looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to risks related to the ability of the Company to complete its restatement and audit processes for 2003 and prior years and its ability to complete financial statements for the first three quarters of 2004, in each case by March 31, 2005; the impact of higher interest rate margins and commitment fees based on the timing of delivery of financial statements and improvements in the ratings of the Company's secured debt; the risk that limitations on availability under the revolving credit facility will affect the Company's liquidity; the risk that the Company will not be able to obtain consents or waivers from an equipment lessor or its noteholders; and the risk that the NYSE will not grant a waiver from listing requirements to provide financial statements and the restatement process. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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  Exhibit 99.2